Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

PLAYA HOTELS & RESORTS N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares, par value €0.10 per share	457(h)	12,000,000	$8.24	$98,880,000	0.00011020	$10,896.58

Total Offering Amounts					$98,880,000		$10,896.58

Total Fee Offsets							—

Net Fee Due							$10,896.58

(1)

Represents the aggregate additional number of shares of the registrant’s ordinary shares, €0.10 par value per share, reserved for issuance under the Playa Hotels & Resorts N.V. 2017 Omnibus Incentive Plan, as amended (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Plan and shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar adjustment of the registrant’s outstanding ordinary shares.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. Represents the average of the high and the low prices per share of the registrant’s ordinary shares as reported on the NASDAQ stock market on July 11, 2023.